EXHIBIT 99.1


                           BLUE DOLPHIN ENERGY COMPANY

PRESS RELEASE

FOR IMMEDIATE RELEASE
March 31, 2008

BLUE DOLPHIN ENERGY COMPANY REPORTS FOURTH QUARTER AND YEAR END RESULTS

Houston, March 31 / PRNewswire / -- Blue Dolphin Energy Company (NASDAQ: BDCO) ("Blue Dolphin"), an independent oil and gas company with operations in the Gulf of Mexico, today reported financial results for the three and twelve month periods ended December 31, 2007.

For the three months ended December 31, 2007, Blue Dolphin announced a net loss of $283,751 on revenues of $750,306 compared to net income of $547,874 on revenues of $1,042,907 for the three months ended December 31, 2006. The decline in net income was primarily due to an anticipated decline in oil and gas production and resulting sales of approximately $381,000. Also, in December 2006, a gain of $500,000 was recorded associated with the extinguishment of debt.

                                        (In thousands, except per share amounts)
                                          Three Months Ended
                                            December 31,             Net Change
                                     ----------------------------   ------------
                                       2007            2006         2007 vs 2006
                                     --------        ---------      ------------
Revenues                             $   750         $   1,043        $  (293)
Net income (loss)                    $  (284)        $     548        $  (832)
Net income (loss) per common share
Basic                                $ (0.02)        $    0.05        $ (0.07)
Diluted                              $ (0.02)        $    0.05        $ (0.07)


For the twelve months ended December 31, 2007, Blue Dolphin announced a net loss of $1,625,572 on revenues of $3,011,817, compared to net income of $912,864 on revenues of $4,298,708 for the twelve months ended December 31, 2006. The loss for 2007 was primarily due to reduced revenues from sales of oil and gas of approximately $1,841,000 resulting from an anticipated decline in production levels, and increased pipeline operating expenses of approximately $662,000, partially offset by increased revenues from pipeline operations of approximately $555,000. Increased pipeline operating expenses were primarily the result of unanticipated costs associated with repairs to pipeline assets and increased insurance costs. Increased revenues from pipeline operations were the result of increased throughput from the addition of seven shippers on the Blue Dolphin System and the GA 350 Pipeline, and increased throughput from two existing shippers on the Blue Dolphin System during 2006 and 2007.




                                        (In thousands, except per share amounts)
                                          Three Months Ended
                                            December 31,             Net Change
                                     ----------------------------   ------------
                                       2007            2006         2007 vs 2006
                                     --------        ---------      ------------
Revenues                             $   3,012       $   4,299        $  (1,287)
Net income (loss)                    $  (1,626)      $     913        $  (2,539)
Net income (loss) per common share
Basic                                $   (0.14)      $    0.08        $   (0.22)
Diluted                              $   (0.14)      $    0.08        $   (0.22)



There are currently 11,624,447 shares of common stock issued and outstanding.


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Blue Dolphin  Energy Company is engaged in the gathering and  transportation  of natural gas and condensate and production of oil and gas. For further information visit the Company's website at http://www.blue-dolphin.com.

Contact:
Michael J. Jacobson
President
713-227-7660

Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding future financial performance or results, or which are not historical facts, are "forward-looking" statements as that term is defined in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The words "expect", "plan", "believe", "anticipate", "project", "estimate", and similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to industry conditions, prices of crude oil and natural gas, regulatory changes, general economic conditions, interest rates, competition, and other factors. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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